Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
Dennard • Lascar Associates
(713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports 2013 Fourth Quarter and Full Year Results

PLANO, TEXAS — FEBRUARY 24, 2014 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for its fourth quarter and year ended December 31, 2013.

2013 Fourth Quarter Results

Revenues in the fourth quarter of 2013 were $18.7 million compared to $57.1 million for the fourth quarter of 2012.  Gross profit margin in the fourth quarter was 5.7% compared to 28.5% for the fourth quarter of 2012.  Net loss for the quarter was $4.7 million, or ($0.21) per share, down from net income of $4.2 million, or $0.19 per diluted share, for the fourth quarter of 2012.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We experienced severe weather conditions in many of our key markets in the U.S. and in Canada during the fourth quarter.  We operated five crews in the U.S. during the fourth quarter compared to nine crews a year ago and operated three crews in Canada during the fourth quarter compared to an average of between four and five crews in the fourth quarter of 2012.  Revenues in Canada declined significantly in the fourth quarter compared to a year ago.

“Combined with the soft demand for seismic services, we experienced delays in Canada due to harsh weather and government permitting issues during the quarter.  Canadian crews were working intermittently during the quarter due to the adverse weather conditions, and, as a result, we incurred additional mobilization and stand-down costs to maintain those crews in the field.  The external challenges we faced in Canada during the fourth quarter are now largely behind us.  Since January, we have been experiencing an improved winter season in Canada and have added three additional crews since the end of the fourth quarter and expect to operate six crews in Canada during the first quarter.  We are currently operating four crews in the U.S. and anticipate adding additional crews in the second quarter of 2014.”

Full Year 2013 Results

Revenues in 2013 were $134.5 million compared to $196.3 million in 2012.  Gross profit margin was 20.0% in 2013 compared to 31.1% in 2012.  Net loss was $6.3 million, or $(0.29) per share, in 2013 compared to net income of $15.7 million, or $0.72 per diluted share, in 2012.  TGC generated cash flow from operations of $23 million in 2013, and EBITDA* in 2013 was $17.3 million compared to $52.3 million in 2012.

Wayne Whitener commented, “The past year was an especially challenging one.  As previously discussed, conditions in the U.S. seismic market began to deteriorate in the early part of 2013 as clients re-evaluated reservoir plays and funds for seismic acquisition were directed to development and production programs, resulting in reduced data acquisition activity.  The U.S. seismic market continued to remain soft into 2014, but we are beginning to see improvements in both bidding activity and the awarding of contracts.  We believe that with gas prices at or near a three year high and with increased oil prices, we will see an increased demand for services in 2014.

“Our current backlog, comprised of Canadian and U.S. work, is approximately $63 million, giving us improved operating conditions well into 2014.  Our balance sheet is strong, and we have the ability to respond quickly to changing market conditions as we remain well positioned in the industry with advanced, state-of-the-art equipment, including wireless and multi-component equipment.  Based upon our backlog and current operations, the increased level of inquiries and the feedback from our clients, we anticipate that 2014 will provide better operating results than last year.”

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, February 24, 2014 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9692 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 10 2014.  To access the replay, dial 303-590-3030 using a pass code of 4662796#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, economic conditions and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$18,727,851	$57,053,170	$134,534,540	$196,317,215

Cost and expenses
Cost of services	17,663,536	40,802,592	107,675,356	135,279,937
Selling, general, administrative	2,366,635	2,270,535	9,593,068	8,755,270
Depreciation and amortization expense	5,533,714	6,911,388	24,644,190	25,502,597
	25,563,885	49,984,515	141,912,614	169,537,804

Income (loss) from operations	(6,836,034)	7,068,655	(7,378,074)	26,779,411

Interest expense	187,809	349,450	1,091,476	1,222,454

Income (loss) before income taxes	(7,023,843)	6,719,205	(8,469,550)	25,556,957

Income tax expense (benefit)	(2,312,046)	2,569,107	(2,153,509)	9,885,078

NET INCOME (LOSS)	$(4,711,797)	$4,150,098	$(6,316,041)	$15,671,879

Earnings (loss) per common share:
Basic	$(0.21)	$0.19	$(0.29)	$0.73
Diluted	$(0.21)	$0.19	$(0.29)	$0.72

Weighted average number of common shares outstanding:
Basic	21,945,648	21,686,489	21,841,582	21,513,638
Diluted	21,945,648	22,017,738	21,841,582	21,898,376

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2013 to shareholders of record as of April 30, 2013.

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2013	2012
	(Unaudited)

Cash and cash equivalents	$16,130,374	$8,614,244
Receivables (net)	10,742,412	35,640,758
Prepaid expenses and other	8,030,556	8,088,722
Current assets	34,903,342	52,343,724
Other assets (net)	291,000	298,347
Property and equipment (net)	63,107,196	89,385,767
Total assets	$98,301,538	$142,027,838

Current liabilities	$17,195,179	$40,127,631
Long-term obligations	7,384,819	16,297,535
Long-term deferred tax liability	4,590,739	7,617,111
Shareholders’ equity	69,130,801	77,985,561
Total liabilities & equity	$98,301,538	$142,027,838

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss)	$(4,711,797)	$4,150,098	$(6,316,041)	$15,671,879
Depreciation	5,533,714	6,911,388	24,644,190	25,502,597
Interest expense	187,809	349,450	1,091,476	1,222,454
Income tax expense (benefit)	(2,312,046)	2,569,107	(2,153,509)	9,885,078

EBITDA	$(1,302,320)	$13,980,043	$17,266,116	$52,282,008

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